SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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RED LION HOTELS CORPORATION

(Name of Registrant as Specified in Its Charter)

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Dear Shareholder:	April 15, 2011

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Red Lion Hotels Corporation at 8:00 a.m. on Thursday, May 19, 2011, at the Red Lion Hotel at the Park, Skyline Ballroom, West 303 North River Drive, Spokane, Washington 99201.

The accompanying Notice of 2011 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the meeting. In addition, management will speak on our developments of the past year and respond to comments and questions of general interest to shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting by written proxy will ensure your shares are represented at the meeting.

Sincerely,

Donald K. Barbieri
Chairman of the Board

IMPORTANT

A proxy statement and proxy card are enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder of record attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

RED LION HOTELS CORPORATION

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2011

To the Shareholders of Red Lion Hotels Corporation:

The 2011 Annual Meeting of Shareholders of Red Lion Hotels Corporation will be held at 8:00 a.m. on Thursday, May 19, 2011, at the Red Lion Hotel at the Park, Skyline Ballroom, West 303 North River Drive, Spokane, Washington 99201 for the following purposes:

(1) Approval of a proposal to amend our Articles of Incorporation in order to declassify our board of directors;

(2) Election of three individuals to the Board of Directors;

(3) Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2011;

(4) Advisory (non-binding) vote on executive compensation;

(5) Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation;

(6) Transaction of such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed March 31, 2011 as the record date for the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE PROXY CARD OR THE INFORMATION PROVIDED BY YOUR BANK, BROKER OR OTHER HOLDER OF RECORD. EVEN IF YOU VOTE YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER HOLDER OF RECORD AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE BANK, BROKER OR OTHER HOLDER OF RECORD.

By Order of the Board of Directors

Thomas L. McKeirnan
Secretary
Spokane, Washington

April 15, 2011

The 2010 Annual Report of Red Lion Hotels Corporation accompanies this
Proxy Statement.

RED LION HOTELS CORPORATION
201 West North River Drive, Suite 100
Spokane, Washington 99201

2011 PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Red Lion Hotels Corporation, a Washington corporation, for use at the 2011 Annual Meeting of Shareholders to be held at 8:00 a.m. local time on Thursday, May 19, 2011, and at any adjournments thereof. The meeting will be held at the Red Lion Hotel at the Park, Skyline Ballroom, West 303 North River Drive, Spokane, Washington 99201. The following are directions to the hotel from Interstate 90 East or West:

Take Exit 281 — Division Street Exit. Follow Division North approximately one mile. Cross the Spokane River, turn left at the light (North River Drive), and drive approximately one block. The hotel is located on the left side of the street.

Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement and the accompanying proxy card are first being mailed on or about April 15, 2011 to all shareholders entitled to vote at the meeting.

Who Can Vote

You are entitled to vote at the meeting if you were a holder of record of our common stock, $.01 par value, at the close of business on March 31, 2011. Your shares may be voted at the meeting only if you are present in person or represented by a valid proxy.

For the ten days prior to the meeting, a list of shareholders entitled to vote at the meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the meeting, at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201. This list will also be available at the meeting.

Shares Outstanding and Quorum

At the close of business on March 31, 2011, there were 18,993,267 shares of our common stock outstanding and entitled to vote. A majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) “FOR” the proposal to amend our Articles of Incorporation to declassify the Board; (ii) “FOR” election of the three director nominees named below; (iii) “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2011; (iv) “FOR” approval, on an advisory basis, of the compensation of our named executive officers; and (v) “FOR” an annual advisory vote on executive compensation. If one or more of the director nominees should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies may be voted in favor of the election of a substitute nominee or nominees proposed by the Board.

The proxy holders named in the enclosed proxy are authorized to vote in their discretion on any other matters that may properly come before the meeting or any adjournments thereof. At the time this proxy statement went to press, management was not aware of any matter that may properly be presented for action at the meeting other than those described in this proxy statement. In addition, no shareholder proposal or director nomination was received on a timely basis, so no such matters may be brought to a vote at the meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. Shareholders of record may revoke a proxy by delivering a written notice of revocation or a duly executed proxy bearing a later date to our Secretary at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other holder of record, you may change your vote by submitting new voting instructions to that holder of record. Please note that if your shares are held of record by a broker, bank or other holder of record, and you decide to attend and vote at the meeting, your vote in person at the meeting will not be effective unless you present a legal proxy issued in your name from that holder of record.

Voting of Shares

Shareholders of record as of the close of business on March 31, 2011 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the meeting. You may vote by attending the meeting and voting in person or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. If your shares are held by a bank, broker or other holder of record, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies that are received before the polls are closed at the meeting and are not revoked or superseded will be voted at the meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the meeting but not voting, shares represented by proxies that reflect abstentions on one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum. Abstentions will not count as votes “cast”. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and does not have discretionary authority to vote the shares without such instructions. The effect of abstentions and broker non-votes on each of the proposals on the agenda for the annual meeting is discussed below in the sections discussing those proposals.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. We will also furnish copies of the proxy materials to banks, brokers and other holders of record holding in their names shares of our common stock that are beneficially owned by others, so that the proxy materials can be forwarded to those beneficial owners. We will reimburse these banks, brokers and other holders of record for costs incurred in forwarding the proxy materials to the beneficial owners.

PROPOSAL 1

APPROVAL OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION
TO DECLASSIFY OUR BOARD OF DIRECTORS

Under our current Articles of Incorporation and By-Laws, the Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Each year only one class of directors is subject to a shareholder vote.

The Board has adopted amendments to Article Twelfth of our Articles of Incorporation to declassify the Board and provide for the annual election of directors. In order to become effective, the amendments must be approved by our shareholders. The text of the amendments is set forth in Appendix A to this proxy statement. If our shareholders approve the proposal to amend our Articles of Incorporation, a declassified board structure will be phased in over the next three years as follows:

•	At this year’s annual meeting of shareholders, each director whose term expires at the meeting will be elected to hold office for a term expiring at next year’s annual meeting of shareholders (or until such director’s successor is elected and qualified).

•	At next year’s annual meeting of shareholders, the successor of each director whose term expires at the meeting will be elected to hold office for a term expiring at the 2013 Annual Meeting of Shareholders (or until such director’s successor is elected and qualified).

•	Each director elected by the shareholders at and after the 2013 Annual Meeting of Shareholders will hold office for a term expiring at the next annual meeting of shareholders (or until such director’s successor is elected and qualified).

Any vacancy that occurs after the declassification amendment becomes effective will be filled by the Board, and the person appointed to fill the vacancy will serve until the next annual meeting of shareholders.

Our By-Laws also contain provisions relating to a classified Board. The Board has adopted amendments to Sections 3.2 and 3.9 of the By-Laws that will automatically become effective if the proposal to amend our Articles of Incorporation is approved. The text of the amendments is set forth in Appendix B to this proxy statement.

The following are some of the arguments for and against a classified board of directors:

Considerations Favoring a Classified Board

•	Classification of the Board tends to balance experience, continuity and stability with the regular opportunity to add valuable, fresh perspectives.

•	It takes several years for a new director to become conversant with the complexities of our business.

•	Classification makes it more difficult and time-consuming to change majority control of the Board which reduces the vulnerability of our company to an unsolicited takeover proposal. As a result, classification may encourage persons attempting certain types of transactions involving an actual or threatened change of control of our company to first seek to negotiate with us, and may discourage pursuit of such transactions on a non-negotiated basis.

Considerations Against a Classified Board

•	Classification of the Board could make more difficult or discourage the removal of incumbent directors, through a proxy contest or otherwise, and the assumption of control by a holder of a substantial block of our common stock, and could thus have the effect of entrenching incumbent management.

•	Classification could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of our company, even though such an attempt might be beneficial to us and our shareholders.

•	Some current directors whom the Board wishes to nominate for re-election may be reluctant to commit to serving an additional three years as director. If elected annually, directors would not be required to make such a three-year commitment.

•	Some institutional shareholders and commentators argue that classification reduces directors’ accountability to shareholders, since such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote.

The Board has carefully considered each of these arguments and has determined that it is in the best interest of our company and our shareholders that the Board be declassified.

Each share of common stock is entitled to one vote on the proposal to amend the Articles of Incorporation to declassify the Board and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.”

Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them FOR this proposal.

In order to approve this proposal, the affirmative vote of holders of a majority of the outstanding shares of our common stock is required. Abstentions will have the same effect as votes cast against the proposal. Generally, brokers, banks and other holders of record that do not receive instructions will be entitled to vote on the proposal. Should broker non-votes occur, they will have the same effect as votes cast against the proposal.

If our shareholders do not approve the proposal to amend the Articles of Incorporation, the Board will remain classified and the directors will continue to be elected to serve three-year terms, subject to their earlier retirement, resignation, disqualification, removal or death.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 2

ELECTION OF DIRECTORS

Current Board Structure

Under our Articles of Incorporation and By-Laws, the Board consists of from three to 13 directors, as determined from time to time by resolution of the Board. The number of directors that currently constitutes the Board is eight. The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. The current directors are as follows:

Class A (two positions with terms expiring in 2012):

Ryland P. “Skip” Davis
Peter F. Stanton

Class B (three positions with terms expiring in 2013):

Donald K. Barbieri
Ronald R. Taylor
Raymond R. Brandstrom

Class C (three positions with terms expiring in 2011):

Richard L. Barbieri
Jon E. Eliassen
Melvin L. Keating

Nominees for Director; Terms

Based upon the recommendation of the Nominating and Corporate Governance Committee, Richard L. Barbieri, Jon E. Eliassen and Melvin L. Keating are nominees for re-election as directors at the annual meeting.

The Board has declared advisable and adopted, subject to shareholder approval, amendments to our Articles of Incorporation eliminating the classified board. See Proposal 1 — Approval of Amendments to our Articles of Incorporation to Declassify our Board of Directors. If this proposal is approved by the shareholders, then the term of each director elected at the annual meeting will expire at next year’s annual meeting of shareholders. If this proposal is not approved by the shareholders, then the Board will remain classified and the term of each director elected at the annual meeting will expire at the annual meeting of shareholders in 2014.

Voting for Directors

Each share of common stock is entitled to one vote for each of the three nominees and will be given the option to vote “FOR” or “AGAINST” each nominee or to “ABSTAIN.” Cumulative voting is not permitted. Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them FOR the election of the three nominees. If any nominee should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

The three nominees for the Board who receive the greatest number of votes cast in the election of directors by the shares entitled to vote and present in person or by proxy at the meeting will be elected directors. An abstention from voting for a nominee may make it less likely that the nominee will be one of the three nominees who receive the greatest number of votes cast. Brokers no longer have discretionary authority to vote in the election of directors. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote in the election, the broker will submit a non-vote, which also may make it less likely that a nominee will be one of the three nominees who receive the greatest number of votes cast.

Set forth below is biographical information for each nominee and for each director whose term of office will continue after the meeting. Except as disclosed in these biographies, there are no family relationships among any of our directors or among any of our directors and our executive officers.

Nominees for Election at the Annual Meeting

Richard L. Barbieri, age 68, has been a director since 1978. He is the brother of Donald K. Barbieri. From 1994 until December 2003, he served as our full-time General Counsel, first as Vice President, then Senior Vice President and Executive Vice President. From 1978 to 1995, Mr. Barbieri served as legal counsel and Secretary, during which time he was first engaged in the private practice of law at Edwards and Barbieri, a Seattle law firm, and then at Riddell Williams P.S., a Seattle law firm, where he chaired the firm’s real estate practice group. Mr. Barbieri has also served as chairman of various committees of the Washington State Bar Association and the King County (Washington) Bar Association, and as a member of the governing board of the King County bar association. He also served as Vice Chairman of the Citizens’ Advisory Committee to the Major League Baseball Stadium Public Facilities District in Seattle in 1996 and 1997. Mr. Barbieri’s professional experience in real estate matters and in the hospitality industry, combined with his legal training and institutional knowledge of the company, provide the Board with important and relevant perspective on the company’s business.

Jon E. Eliassen, age 64, became our President and Chief Executive Officer in February 2011, having served in that capacity on an interim basis since January 2010. He has been a director of the company since September 2003. Mr. Eliassen was President and CEO of the Spokane Area Economic Development Council from 2003 until 2007. Mr. Eliassen retired in 2003 from his position as Senior Vice President and Chief Financial Officer of Avista Corp., a publicly-traded diversified utility. Mr. Eliassen spent 33 years at Avista, including the last 16 years as its Chief Financial Officer. While at Avista, Mr. Eliassen was an active participant in development of a number of successful subsidiary company operations including technology related startups Itron, Avista Labs and Avista Advantage. Mr. Eliassen serves as Chairman of the Board of Directors of Itron Corporation, serves as a member of the Board of Directors of IT Lifeline, Inc, and is the principal of Terrapin Capital Group, LLC. Mr. Eliassen’s corporate accomplishments are complemented by his extensive service to the community in roles which have included director and President of the Spokane Symphony Endowment Fund, director of The Heart Institute of Spokane, Washington State University Research Foundation, Washington Technology Center, Spokane Intercollegiate Research and Technology Institute and past director of numerous other organizations and energy industry associations. Mr. Eliassen’s experience as an executive and as a board member of other public companies, his operational experience in a variety of businesses and his extensive financial expertise are of great value in his role as a director of the company.

Melvin L. Keating, age 64, has been a director since July 2010. Since November 2008, Mr. Keating has been a private consultant, providing investment advice and other services to private equity firms. From 2005 to October

2008, he was President and Chief Executive Officer of Alliance Semiconductor Corporation, a worldwide manufacturer and seller of semiconductors. From 2004 to 2005, he served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company. Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners from 1997 to 2004, providing acquisition and investment target analysis and transactional advice. He also was President and Chief Executive Officer of Sunbelt Management Company, a private, European-owned real estate development firm, from 1995 to 1997. From 1986 to 1995, he was Senior Vice President, Financial Administration of Olympia & York Companies/ Reichmann International, responsible for joint ventures, financial reporting and acquisitions. Mr. Keating is also a director of API Techologies Corp., Crown Crafts, Inc., Integral Systems, Inc. and Bitstream Inc. During the course of his career, Mr. Keating has also served on the board of directors of the following public companies: Integrated Silicon Solutions Inc.: Plymouth Rubber Co.; Price Legacy Corp.; InfoLogix, Inc.:, Tower Semiconductor Ltd.; LCC International, Inc.; White Electronic Designs Corp.; and Aspect Medical Systems Inc. Mr. Keating holds a B.A. degree from Rutgers University, as well as an M.S. in Accounting and an M.B.A in Finance, both from The Wharton School of the University of Pennsylvania. Mr. Keating’s experience as an executive and as a board member of other public companies, together with his real estate and financial acumen, are of great value in his role as a director of the company.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE THREE NAMED NOMINEES.

Directors Continuing in Office Until the 2012 Annual Meeting of Shareholders

Ryland P. Davis, age 70, has been a director since May 2005. He has been the owner and principal of Amicus Healthcare Solutions since 2007. He served as Chief Executive Officer of Providence Strategic Ventures from 2008 until March 2009. Prior to that, he was Chief Executive Officer of Providence Health Care, a five-hospital regional delivery network, from 1999 to 2008 and Chief Executive Officer of Sacred Heart Medical Center in Spokane, a Providence Health Care medical center, from 1996 to 1999. From 1993 to 1996, Mr. Davis was Senior Vice President for the Hunter Group, a hospital management firm specializing in healthcare consulting and management nationally. From 1988 to 1993, he was Chairman and CEO of Synergos Neurological Centers, Inc., in Santa Ana and Sacramento, California. From 1987 to 1988, he was President of Diversified Health Group, Inc., of Sacramento. From 1982 to 1987, he worked for American Health Group International as President and CEO of Amerimed in Burbank, California, and as Executive Vice President of Operations. From 1975 to 1982, he worked for Hospital Affiliates International, as Group Vice President in Sacramento, and as CEO of Winona Memorial Hospital in Indianapolis, Indiana. From 1971 to 1975, he was Associate Administrator of San Jose Hospital and Health Care Center in San Jose, California and from 1968 to 1971, Assistant Administrator of Alta Bates Hospital in Berkeley, California. He has done numerous private business ventures related to healthcare. Mr. Davis is a Fellow of the American College of Health Care Executives and has published articles in “Modern Healthcare,” “Health Week,” and other business publications regarding healthcare issues and perspectives. Mr. Davis is past Chair of the Spokane Area Chamber of Commerce, is on the Boy Scouts of America Inland Northwest Council Board, and is a member of the Washington State University President’s Advisory Council. He is also the past Board Chair of the Institute for System Medicine and is a board member of Providence Associated Medical Laboratories. Mr. Davis’ years of experience as CEO of major healthcare providers, combined with his operational and financial expertise, make him an invaluable member of the Board.

Peter F. Stanton, age 54, has been a director since April 1998. Mr. Stanton has served as the Chief Executive Officer of Washington Trust Bank since 1993 and its Chairman since 1997. Mr. Stanton previously served as President of Washington Trust Bank from 1990 to 2000. Mr. Stanton is also Chief Executive Officer, President and Chairman of the Board of Directors of W.T.B. Financial Corporation (a bank holding company). In addition to serving on numerous state and local civic boards, Mr. Stanton was President of the Washington Bankers Association from 1995 to 1996 and served as Washington state chairman of the American Bankers Association in 1997 and 1998. He previously served as a National Trustee for the Boy’s and Girl’s Club of America and now chairs the Advisory Board for the Boy’s and Girl’s Club of Spokane County. He is a member of the Strategic Initiation Committee of the University of Washington School of Medicine. Mr. Stanton is also a Trustee of Gonzaga University and is on the Board of Trustees of Greater Spokane Incorporated as well as the board of the Inland Northwest Council, Boy Scouts of America. Mr. Stanton’s executive level experience and his extensive knowledge of the banking industry and credit markets are all especially beneficial to his role as a long-term director of our company.

Directors Continuing in Office Until the 2013 Annual Meeting of Shareholders

Donald K. Barbieri, age 65, has been a director since 1978 and Chairman of the Board since 1996. He is the brother of Richard L. Barbieri. He served as President and Chief Executive Officer of our company from 1978 until April 2003. Mr. Barbieri joined our company in 1969 and was responsible for our development activities in hotel, entertainment and real estate areas. Mr. Barbieri is a past Chair for the Spokane Regional Chamber of Commerce. Mr. Barbieri served as President of the Spokane Chapter of the Building Owners and Managers Association from 1974 to 1975 and served as President of the Spokane Regional Convention and Visitors Bureau from 1977 to 1979. He also served on the Washington Tourism Development Council from 1983 to 1985 and he has served on the Washington Economic Development Board. Mr. Barbieri chaired the State of Washington’s Quality of Life Task Force from 1985 to 1989. Mr. Barbieri’s many years of experience as the former CEO of the company and his even lengthier experience as a member of the Board provide him with experience and institutional knowledge of the company’s business that cannot be replicated. His long-term leadership and extensive experience in the hospitality industry provide ongoing value to the company and the Board.

Raymond R. Brandstrom, age 57, has been a director since November 2009. Mr. Brandstrom has been an advisor to Emeritus Corporation since December 2009. From September 2007 to December 2009, he served as its Executive Vice President — Finance, Secretary and Chief Financial Officer. Mr. Brandstrom, one of Emeritus’s founders, has served as a director since Emeritus’ inception in 1993 and currently serves as its Vice Chairman. From 1993 to March 1999, Mr. Brandstrom also served as Emeritus’ President and Chief Operating Officer. In March 2000, Mr. Brandstrom was elected Vice President of Finance, Chief Financial Officer and Secretary of Emeritus. From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc. From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company that is engaged in the production and sale of table wines. Mr. Brandstrom adds outstanding operational and financial acumen to the Board, as well as years of experience in real estate development and as a public company director and chief financial officer.

Ronald R. Taylor, age 63, has been a director since April 1998. Mr. Taylor is President of Tamarack Bay, LLC, a private consulting firm and is currently a director of two other public companies, Watson Pharmaceuticals, Inc. (a pharmaceutical manufacturer) and ResMed, Inc. (a manufacturer of equipment relating to the management of sleep-disordered breathing). At Watson Pharmaceuticals, Inc., Mr. Taylor is a member of the Audit Committee and is Chairman of the Compensation Committee. At ResMed, Inc., he is a member of the Nominating and Corporate Governance Committees and Chairman of the Compensation Committee. Mr. Taylor is also Chairman of the Board of a privately held company. From 1998 to 2002, Mr. Taylor was a general partner of Enterprise Partners, a venture capital firm. From 1996 to 1998, Mr. Taylor worked as an independent business consultant. From 1987 to 1996, Mr. Taylor was Chairman, President and Chief Executive Officer of Pyxis Corporation (a health care service provider), which he founded in 1987. Prior to founding Pyxis, he was an executive with both Allergan Pharmaceuticals and Hybritech, Inc. Mr. Taylor brings to the Board valuable experience from service on the boards of directors of other public companies, along with executive level management experience and his knowledge and expertise in operational, financial and compensation matters.

Director and Director Nominee Qualifications; Diversity

Our Nominating and Corporate Governance Committee assists the Board in reviewing the business and personal background of each of our directors with respect to our company’s business and business goals. The committee generally considers diversity as one of several factors relating to overall composition when making nominations to our Board. While we do not have a formal policy governing how diversity is considered, the committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board, by reviewing the diversity of the entire Board. The committee construes Board diversity broadly to include many factors. As a result, the committee strives to ensure that our Board is composed of individuals with a variety of different opinions, perspectives, personal, professional and industry experience and backgrounds, skills, and expertise.

In addition to the qualities described previously in the individual director biographies, the following matrix summarizes the skills and attributes of our directors and director nominees for 2011 that we believe are essential to our business:

	Donald	Richard	Raymond	Ryland	Jon	Melvin	Pete	Ronald
	Barbieri	Barbieri	Brandstrom	Davis	Eliassen	Keating	Stanton	Taylor

Senior leadership/ CEO/COO experience	✓	✓	✓	✓	✓	✓	✓	✓
Business development experience	✓	✓	✓	✓	✓	✓	✓	✓
Financial expertise/CFO	✓	✓	✓	✓	✓	✓	✓	✓
Outside public board experience			✓		✓	✓		✓
Independence		✓	✓	✓		✓	✓	✓
Industry Experience	✓	✓			✓
Marketing/sales expertise	✓						✓	✓
Government expertise	✓				✓
Legal expertise		✓
Mergers and acquisitions	✓	✓	✓	✓	✓	✓	✓	✓
Demonstrated integrity- personal and professional	✓	✓	✓	✓	✓	✓	✓	✓
Real estate expertise	✓	✓	✓	✓	✓	✓	✓	✓
Banking expertise							✓
Franchising expertise	✓	✓

We have concluded that all of our directors, including the nominees for election at the annual meeting, have the skills, experience, knowledge and personal attributes that are necessary to effectively serve on our Board and to contribute to the overall success of our company. We believe that the diverse background of each of our Board members ensures that we have a Board that has a broad range of industry-related knowledge, experience and business acumen.

PROPOSAL 3

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for 2011 and has further directed that this selection be submitted for ratification by our shareholders at the annual meeting. BDO USA, LLP has audited our financial statements since 2001. Representatives of the firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders. Unless instructed to the contrary, the proxies solicited hereby will be voted for the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2011.

Shareholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board is submitting the selection of the firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

Each share of common stock is entitled to one vote on the proposal to ratify the selection of BDO USA, LLP and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them FOR this proposal.

Proposal 3 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF BDO USA, LLP.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, to approve on an advisory basis the executive compensation of our named executive officers. The text of the resolution is as follows:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement under the captions “Compensation Discussion and Analysis” and “Executive Compensation”.

As described in this proxy statement under Compensation Discussion and Analysis, our compensation program is designed to focus executives on the achievement of specific annual and long-term goals. We structure the goals to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value.

The following features of the compensation structure reflect this approach:

•	Our executive compensation program has both short and long-term components.

•	The annual cash incentive component focuses on one or more specific performance goals and allows for discretionary compensation based on performance not otherwise measured by the goals.

•	Our total compensation program does not provide for guaranteed bonuses.

•	Our agreements with executives do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

The Board believes that the current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that this program properly aligns the executives’ interests with those of shareholders.

Shareholders are urged to read the Compensation Disclosure and Analysis section of this proxy statement, which discusses in greater detail how our compensation program advances the specific goals that we set.

Each share of common stock is entitled to one vote on Proposal 4 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them FOR this proposal.

Proposal 4 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

Although the advisory vote on Proposal 4 is non-binding, we expect that the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into consideration, along with other relevant factors, in making determinations concerning future executive compensation.

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, recommending whether an advisory shareholder vote approving our executive compensation should occur every one, two or three years. The text of the resolution in respect of this Proposal 5 is as follows:

“RESOLVED, that the shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the named executive officers should occur every one, two or three years.”

The Board believes that giving the shareholders the right to cast an advisory vote every year on their approval of the executive compensation program is a good corporate practice and is in the best interest of our shareholders.

Each share of common stock is entitled to one vote on Proposal 5 and will be given the option to vote “ONE YEAR,” “TWO YEARS” or “THREE YEARS” or to “ABSTAIN”.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for an annual advisory vote on executive compensation.

With respect to Proposal 5, the frequency (every one, two or three years) receiving the greatest number of votes will be the frequency recommended by shareholders. Abstentions from voting and broker non-votes will have no impact on the outcome of Proposal 5.

THE BOARD RECOMMENDS A VOTE TO CONDUCT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

Although the advisory vote on Proposal 5 is non-binding, we expect the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into consideration, along with other relevant factors, in making a determination concerning the frequency of future advisory votes on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2011 by: (i) each of our directors and nominees; (ii) each of our executive officers; (iii) all of our directors, nominees and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock.

	Number of	Percentage of
Beneficial Owner	Shares Owned (1)	Common Stock (1)

Columbia Pacific Opportunity Fund, LP (2)	4,332,293	22.8%
Dimensional Fund Advisors LP (3)	1,574,299	8.3%
Donald K. Barbieri (4)	1,220,180	6.4%
BlackRock, Inc. (5)	1,113,526	5.9%
Thomas L. McKeirnan (6)	121,982	*
Richard L. Barbieri	79,523	*
Ronald R. Taylor (7)	57,921	*
George H. Schweitzer (8)	56,494	*
Jon E. Eliassen (9)	53,740	*
Peter F. Stanton (7)	44,696	*
Ryland P. Davis	33,068	*
Raymond R. Brandstrom	12,591	*
Melvin L. Keating	5,739	*
Harry G. Sladich (10)	2,324	*
Dan Jackson	0	*
All directors and executive officers as a group (12 persons) (11)(12)	1,688,258	8.9%

*	Represents less than 1% of the outstanding common stock.

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of shares of common stock if such person has the right to acquire beneficial ownership of such shares within 60 days. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days after March 31, 2011 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The address for this beneficial owner is 1910 Fairview Avenue East, Suite 500, Seattle, Washington 98102 . The shares shown for this beneficial owner are based solely on the Form 4 filed by this beneficial owner on March 31, 2011.

(3)	The address for this beneficial owner is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The shares shown for this beneficial owner are based solely on the Schedule 13G/A filed by this beneficial owner on February 11, 2011.

(4)	Mr. Barbieri’s address is 820 North Post Street, Suite 603, Spokane, Washington 99201. Includes 22,418.5 shares that may be issued to Mr. Barbieri if he elects to have Red Lion Hotels Limited Partnership (“RLHLP”) redeem a like number of limited partnership units (“OP Units”) that he holds in RLHLP. Also includes 37,697 shares held in the DKB Trust, an irrevocable trust with respect to which Mr. Barbieri has sole voting and dispositive power, and 15,100 shares held in the Barbieri Charitable Foundation, with respect to which Mr. Barbieri has shared voting and dispositive power. Mr. Barbieri disclaims beneficial ownership of the shares held in the DKB Trust and the Barbieri Charitable Foundation.

(5)	The address for this beneficial owner is 40 East 52nd Street, New York, New York 10022. The shares shown for this beneficial owner are based solely on the Schedule 13G filed by this beneficial owner on February 8, 2011.

(6)	Includes 83,912 shares subject to options exercisable, and 8,029 shares subject to restricted stock units vesting, within 60 days after March 31, 2011.

(7)	Includes 1,000 shares subject to options exercisable within 60 days after March 31, 2011.

(8)	Includes 33,750 shares subject to options exercisable, and 8,135 shares subject to restricted stock units vesting, within 60 days after March 31, 2011.

(9)	Includes 7,605 shares subject to restricted stock units vesting within 60 days after March 31, 2011.

(10)	Represents shares subject to restricted stock units vesting within 60 days after March 31, 2011.

(11)	Includes 119,662 shares subject to options exercisable, and 26,123 shares subject to restricted stock units vesting, within 60 days after March 31, 2011. Also includes 22,418.5 shares that may be issued to a member of the group if he elects to have RLHLP redeem a like number of OP Units that he holds in RLHLP.

(12)	We have no information regarding any shares of our common stock that may be beneficially owned by Anupam Narayan or Anthony F. Dombrowik, who were formerly executive officers of our company. Accordingly, any such shares that they may beneficially own are not included in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our common stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed by the Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2010, the Reporting Persons met all applicable Section 16(a) filing requirements, except that Columbia Pacific Opportunity Fund, LP, a beneficial owner of more than 10% of our common stock, filed four late reports on Form 4 disclosing four transactions in our common stock that were not timely reported, and Jon E. Eliassen filed one late report on Form 4 disclosing one transaction in our common stock that was not timely reported.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Board has adopted the following corporate governance documents:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Audit Complaints and Concerns Procedures;

•	Statement of Policy with respect to Related Party Transactions; and

•	charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Copies of each of these corporate governance documents are available online in the Investor Relations section of our website at www.redlion.com.1 We will provide copies of these documents to any shareholder upon written request to our Secretary at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201.

Director Independence

The Board has determined that each of the following six members of the Board is “independent” within the meaning of applicable listing standards of the New York Stock Exchange (the “NYSE”): Richard L. Barbieri, Raymond R. Brandstrom, Ryland P. Davis, Melvin L. Keating, Peter F. Stanton and Ronald R. Taylor. Under the NYSE listing standards, a director is considered “independent” if the Board affirmatively determines that he or she has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. Our Corporate Governance Guidelines contain categorical standards to assist the Board in making determinations of independence. A copy of these categorical standards is included in Appendix C to this proxy statement. The Board has made an affirmative determination that each of the six directors named above satisfies these categorical standards.

1 This website is not intended to function as a hyperlink, and the information contained on the website is not intended to be part of this proxy statement.

Meetings of the Board of Directors

The Board met seven times in 2010. All directors attended at least 75% of the total number of meetings of the Board and its committees on which they serve.

We encourage all of our directors to attend each annual meeting of shareholders. All of our directors attended our 2010 annual meeting of shareholders.

Executive Sessions of the Board

Following regularly scheduled meetings of the Board, the non-management directors, which consist of the independent directors identified above and Donald K. Barbieri, generally meet in executive session without Mr. Eliassen or other members of management. Donald K. Barbieri, as Chairman of the Board, serves as the presiding director for these executive sessions. In addition, at least once each year, and generally at each quarterly meeting of the Board, the independent directors meet in executive session without any of the non-independent directors or members of management present.

Committees of the Board of Directors

Audit Committee

The Audit Committee engages our independent registered public accounting firm, reviews with the firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the firm, reviews our financial statements, reviews our compliance with laws and regulations, receives and reviews complaints relating to accounting or auditing matters, considers the adequacy of our internal accounting controls, and produces a report for inclusion in our annual proxy statement. The members of the Audit Committee are Peter F. Stanton, Chairman, Raymond R. Brandstrom, Ryland P. Davis and Ronald R. Taylor.

The Board has determined that each member of the Audit Committee is financially literate under the current listing standards of the NYSE. The Board also has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. All members of the Audit Committee are considered independent because they satisfy the independence requirements for board members prescribed by the NYSE listing standards, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation and evaluation of our President and Chief Executive Officer, or CEO, and other executive officers, makes recommendations to the Board regarding the compensation of directors, oversees the administration of our equity incentive plans and produces an annual report on executive compensation for inclusion in our annual proxy statement. The members of the Compensation Committee are Ronald R. Taylor, Chairman, Ryland P. Davis and Peter F. Stanton.

The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers and directors are as follows:

•	Compensation for our executive officers is generally determined annually in February.

•	The Compensation Committee reviews director compensation and benefits annually and makes recommendations to the Board with respect thereto.

•	With respect to our CEO, during the first calendar quarter of each year, the Compensation Committee generally reviews and approves performance goals for the current year, evaluates his performance in light of the goals established for the prior year, considers competitive market data and establishes his compensation based on this evaluation. As part of the evaluation process, the Compensation Committee Chairman solicits comments from other Board members. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and reported to the Board.

•	Our Compensation Committee determines compensation for the other executive officers based on the recommendations of our CEO and competitive market data. Final determinations of their compensation are made during an executive session of the Compensation Committee and reported to the Board.

•	During 2006, the Compensation Committee directly engaged Towers Perrin, an independent compensation consulting firm, to review total compensation levels for our directors and senior management, including our executive officers. The firm reviewed various sources of available data regarding the compensation practices of hospitality industry and other companies, assessed the competitiveness of our compensation in comparison to that of the other companies, and provided the Compensation Committee with a written report and recommendations.

•	During 2008, at the request of the Compensation Committee, Towers Perrin updated the portion of its prior report and recommendations relating to compensation for our executive officers.

•	The Compensation Committee has no authority to delegate any of the functions described above to any other persons.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board for selection or nomination those individuals qualified to become members of the Board under the criteria established by our Corporate Governance Guidelines, periodically reviewing and making recommendations to the Board with regard to size and composition of the Board and its committees, recommending and periodically reviewing for adoption and modification by the Board our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. The members of the Nominating and Corporate Governance Committee are Ryland P. Davis, Chairman, Richard L. Barbieri, Peter F. Stanton and Ronald R. Taylor.

Directors may be nominated by the Board or by shareholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will review all proposed nominees for the Board, including those recommended by shareholders, in accordance with its charter, our By-Laws and our Corporate Governance Guidelines. The committee will review age (a minimum age of 21 is prescribed for directors under the By-Laws), desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

While the committee is authorized to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Section 3.3 of our By-Laws. Any shareholder of record who wishes to submit a nomination should review the requirements in the By-Law for nominations by shareholders, which are included in the excerpt from the By-Laws attached as Appendix D to this proxy statement. Any nomination should be sent to our Secretary at our principal executive office, 201 West North River Drive, Suite 100, Spokane, Washington 99201. Any recommendations from shareholders regarding director nominees should be sent to the Nominating and Corporate Governance Committee in care of our Secretary at the same address.

Leadership Structure

We believe it is the CEO’s responsibility to lead the company and it is the responsibility of the Chairman of the Board to lead the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate chairman whose sole job is leading the Board. Accordingly, our Corporate Governance Guidelines currently provide that the Chairman of the Board cannot be an officer of the company. The Board retains the authority to modify this structure as and when appropriate to best address our company’s unique circumstances and to advance the best interests of all shareholders.

Board’s Role in Risk Oversight

The Board’s role in overseeing our company’s risk is to satisfy itself, directly or through Board committees, that —

•	there are adequate processes designed and implemented by management such that risks have been identified and are being managed;

•	the risk management processes function as intended to ensure that our company’s risks are taken into account in corporate decision making; and

•	the risk management system is designed to ensure that material risks to our company are brought to the attention of the Board or an appropriate committee of the Board.

Each of our company’s risk management processes is reviewed periodically (but at least once a year) by either the Board or an appropriate committee. Committee chairs regularly report on committee meetings at the meetings of the full Board.

The Board has reviewed our company’s current risk management systems and processes and concluded that the current allocation of oversight responsibilities between the Board and its committees is adequate, so long as the committees continue to coordinate their risk oversight responsibilities, share information appropriately with the other members of the Board, and provide timely and adequate reports to the full Board. The Board will continually evaluate its risk oversight role.

Communications with the Board of Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. Shareholders or other interested parties may contact the Chairman of the Board at any time by sending an e-mail to chairman@redlion.com. In addition, shareholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending a written communication to our Secretary at our principal executive office, 201 West North River Drive, Suite 100, Spokane, Washington 99201. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of shareholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. Communications concerning potential director nominees submitted by any of our shareholders will be forwarded to the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below with management, and based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Respectfully submitted,

Compensation Committee of the Board of Directors

Ronald R. Taylor, Chairman
Ryland P. Davis
Peter F. Stanton

March 29, 2011

Compensation Committee Interlocks and Insider Participation

We have a banking relationship with Washington Trust Bank. One of the members of the Compensation Committee, Peter F. Stanton, is a director and the chief executive officer of this bank. We have the following related party transactions with this bank:

•	We had various amounts of cash on deposit and other investments with the bank ranging during 2010 from approximately $55,000 to $516,000 in the aggregate.

•	At the beginning of 2010, the bank held a promissory note secured by commercial real estate in the principal amount of approximately $1,436,000. During 2010, we made principal and interest payments on this note of approximately $799,000. The principal amount owed on the note at the end of 2010 was approximately $702,000. The bank continues to hold this note and we will make principal and interest payments on the note in the future.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the compensation of our executive officers. Compensation for the executive officers is determined by the Compensation Committee of our Board. The Compensation Committee is composed entirely of independent directors, as defined under NYSE rules, and none of its members is a current or former employee of our company. All decisions of the Compensation Committee are reported to our Board.

There are no material differences in the compensation policies or decisions with respect to the executive officers, except that our compensation for our President and Chief Executive Officer, or CEO, is determined exclusively by the Compensation Committee, while the compensation of the other executive officers is determined by the Compensation Committee based on similar criteria, but also takes into account the recommendations of our CEO.

Compensation Program Objectives and Rewards

We believe that our executive compensation program should:

•	Attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contributions to this success; and

2 The material in this report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

•	Pay for performance by rewarding and encouraging superior company and individual performance, on both a short- and long-term basis, in a way that promotes alignment with long-term shareholder interests.

All of the compensation and benefits for our executive officers have as a primary purpose our need to attract, retain and motivate the highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Beyond that, different elements are designed to engender different behaviors.

•	Base salary and benefits are designed to attract and retain executives over time.

•	Annual cash awards under the Executive Officers Variable Pay Plan (“VPP”) are designed to focus executives on one or more specific performance goals established each year by the Compensation Committee. Executive officers may also receive discretionary bonuses based on performance not otherwise measured by the VPP or for other reasons.

•	Long-term equity incentives — stock options and restricted stock units (“RSUs”) under the shareholder-approved 2006 Stock Incentive Plan — focus executives’ efforts on the behaviors within their control that they believe are necessary to ensure our long-term success, as reflected in increases to our stock price over a period of years.

•	Severance and change of control arrangements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. These arrangements ease an executive’s transition due to an unexpected employment termination. In the event of rumored or actual fundamental corporate changes, these arrangements will also allow executives to remain focused on our business interests.

We do not believe that there are any of our compensation policies and practices that are reasonably likely to have a material adverse effect on our company. With respect to our compensation policies and practices for executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentives encourages our executive officers to deliver strong results for our shareholders without taking excessive risks. The base salaries of our executive officers provide them assured cash compensation at levels that our Compensation Committee deems appropriate taking into account their respective job duties and responsibilities. We believe these base salaries, taken together with their at-risk annual and long-term incentives, motivate the executive officers to perform at a high level. With respect to annual cash awards under the VPP, we believe that our use of one or more objective company financial performance goals, together with the Compensation Committee’s discretion to disqualify an executive officer from receiving an award that might otherwise be payable, serves to mitigate against undue risk-taking. We also believe that our use of multi-year vesting schedules for our long-term equity incentives encourages our executive officers to deliver value to our shareholders while mitigating risk.

Elements of Our Compensation Program

Base Salaries

The Compensation Committee determines base salaries for the executive officers early each year, based on its assessment of all facts and circumstances that it considers relevant, which typically include most or all of the following factors:

•	individual performance;

•	job responsibilities;

•	tenure with the company as well as prior experience;

•	economic conditions;

•	retention considerations; and

•	the competitive labor market, including regional salary levels and those of executives at other hospitality companies.

In determining the base salaries of executive officers other than the CEO, the Compensation Committee also takes into consideration recommendations made by the CEO.

Jon E. Eliassen, our current CEO, was appointed on an interim basis in January 2010. Given his interim status, the Compensation Committee determined it was appropriate to compensate him for his services as CEO solely by means of an annual salary, which was set at $360,000 based on the committee’s consideration of the factors described above as well as the fact that he was not expected to be eligible to receive any annual or long-term incentives. He also remained entitled to compensation for his services as a member of the Board on the same basis as the non-employee directors. Commencing September 2010, Mr. Eliassen voluntarily reduced his salary to $324,000

During 2010, we hired two other executive officers: Dan Jackson, who succeeded our previous chief financial officer, and Harry G. Sladich, who was appointed to a new executive position. The Compensation Committee established their base salaries at $210,000 and $165,000, respectively, based on its consideration of the factors described above.

The 2010 salaries of our other executive officers were based on the salary levels originally set by the Compensation Committee in 2008 based on its consideration of the factors described above. Due to the difficult economic environment, the salaries of these executive officers were not increased during either 2009 or 2010. Instead, the salaries of all of our salaried employees, including these executive officers, were reduced by 5% during both of these years.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that they exceed $1 million. No executive received base salary in excess of $1 million in 2010.

VPP and Other Annual Cash Awards

Early each year, the Compensation Committee generally establishes one or more performance goals for each executive officer under the VPP, as well as the various levels of cash awards that each executive will receive based on the extent to which his goals are achieved. Historically, there has been a mix of company and individual performance goals under the VPP. Company goals have generally related to our company’s overall financial performance. Individual goals have been subjective or objective, but they have generally been based on performance in areas of our business that the Compensation Committee believed were important to our success. The goals and award levels are initially proposed by the CEO, and the final goals and award levels are determined following a dialogue between the Compensation Committee and the CEO. Award levels are specified as a percentage of base salary. The Compensation Committee determines the award levels that are potentially available under the VPP based on the same factors that it considers in determining base salaries.

As described above, the Compensation Committee determined that Mr. Eliassen would not participate in the VPP during 2010, given that he was serving as CEO on an interim basis.

In early 2010, the Compensation Committee determined that, for each of the other executive officers, there would be two company goals and no individual goals for 2010. The company goals related to achievement of specified levels of EBITDA and net income. At the same time, award levels were established as set forth in the table below. When Messrs. Jackson and Sladich were hired later in the year, the Compensation Committee determined that they would be eligible to participate in the VPP as shown in the table.

VPP Award Levels for 2010

	Percentage of Base Salary			Award Payouts ($)
	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum	Actual

George H. Schweitzer	0%	30%	100%	0	63,000	210,000	0
Dan Jackson (2)	0%	30%	100%	0	10,356	34,521	0
Harry G. Sladich (2)	0%	30%	100%	0	32,955	109,849	0
Thomas L. McKeirnan	0%	30%	100%	0	62,700	209,000	0

(1)	Potential award payouts for 2010 under the VPP were based on multiple company performance goals, so we did not consider the VPP to have any “Threshold” award level.

(2)	Messrs. Jackson and Sladich became executive officers of the company on November 2, 2010 and May 3, 2010, respectively. Their potential award payouts have been prorated to reflect their respective partial years of service in 2010.

The 2010 targets for the company goals were EBITDA of $30.5 million and net income of $2 million.

Under the VPP, there is an overriding discretionary analysis of each executive’s eligibility to receive variable pay. For example, if an executive fails to follow company policy and procedures, exposes the company to legal liability, or exhibits behavior inappropriate for a leadership position, he may be disqualified from receiving his variable pay, even if his specified performance goals are achieved.

There will be no awards under the VPP for 2010.

In addition to awards under the VPP, the Compensation Committee has on occasion granted discretionary bonuses to executive officers based on performance not otherwise measured by the VPP or for other reasons. No discretionary bonuses were granted for 2010.

We generally intend that executive officer compensation be fully deductible for federal income tax purposes, taking into account Section 162(m) of the Code, provided that other compensation objectives are met. We have not sought shareholder approval of the VPP, which would ensure deductibility under the Code, because we anticipate that, for the foreseeable future, no executive officer will have aggregate base salary and annual incentive awards of more than $1 million during any calendar year.

Long-Term Equity Incentives

We provide long-term incentives to our executive officers in the form of stock options and restricted stock units (“RSUs”), typically with a vesting period of four years. This combination of equity incentives is intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. Both stock options and RSUs closely align our executives with the achievement of our longer-term financial objectives that enhance shareholder value.

The Compensation Committee each year determines the grants of equity incentives that will be made to our executive officers based on the same factors that it considers in determining base salaries. For 2010, in order not to unduly deplete the pool of shares available under our 2006 Stock Incentive Plan, and recognizing the trend at many companies to rely more heavily on RSUs because they provide more stable incentives for executives, the Compensation Committee determined to grant all of that year’s long-term incentives in the form of RSUs. In May 2010 Mr. Eliassen was awarded RSUs with a grant date value equal to 60% of his base salary. The other persons who were then serving as executive officers received RSUs with a grant date value equal to approximately 40% of their respective base salaries. All of these RSUs will vest in equal annual increments over a period of four years from the date of grant. When Mr. Jackson was hired later in the year, he received RSUs with a grant date value equal to approximately 30% of his base salary, which will vest in full on the first anniversary of the date of grant.

•  Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of our stock options is set at fair market value, which is the closing selling price of our common stock on the NYSE on the grant date. The vesting provisions of the stock options we have granted in the past have varied. Although no stock options were granted to executive officers in 2010, stock options granted to the executive officers in prior years have generally vested in equal annual increments over a period of four years from the date of grant.

Under the shareholder-approved 2006 Stock Incentive Plan, we may not grant stock options at a discount to fair market value or with a so-called “reload” feature, and we may not reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. We do not lend funds to employees to enable them to exercise stock options.

We do not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee.

Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation in the price of our common stock. As a result, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all our shareholders.

Under Section 162(m) of the Code, we generally may not deduct compensation paid to an executive officer in a calendar year if it exceeds $1 million. Certain compensation that is considered “performance-based” is deductible without regard to this $1 million limitation. We believe that any compensation attributable to stock options held by our executive officers will be considered performance-based, so Section 162(m) of the Code should not limit our ability to deduct it for federal income tax purposes.

•  Restricted Stock Units

RSU grants provide for the issuance of shares of our common stock if the recipient has met certain continued service requirements. Under all of the RSUs granted to our executive officers in 2010, other than the RSUs granted to Mr. Jackson, an executive will receive one-fourth of the shares subject to his award on each of the first four anniversaries of the date of grant so long as he remains continuously employed with us until the applicable anniversary. Mr. Jackson will receive all of the shares subject to his RSU award on the first anniversary of the date of grant so long as he remains continuously employed with us until that time.

Unlike stock options, RSUs may have value even if the price of our common stock does not increase. Nevertheless, we award RSUs because they promote retention and we believe they also create incentives for executives to focus on increased share prices so that the common stock subject to the award will be as valuable as possible when it is eventually issued. Although we do not impose any restriction on the sale of common stock issued pursuant to RSUs, we expect that our executives will continue to hold some if not all of the shares issued, which will also keep their interests aligned with those of our shareholders.

Our RSUs do not qualify as performance-based compensation under Section 162(m) of the Code. As a result, the value of common stock ultimately issued to an executive officer pursuant to an RSU will not be deductible to the extent that value in any year, when aggregated with the executive officer’s other compensation for that year that is subject to Section 162(m), exceeds $1 million.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by our named executive officers for all services rendered in all capacities to us in 2008, 2009 and 2010.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (2)	($) (2)	($)	($) (3)	($)

Jon Eliassen (4)	2010	321,231	0	216,003	0	0	52,929	590,163
President and Chief
Executive Officer
George H. Schweitzer	2010	192,308	0	80,003	0	0	18,351	290,662
Executive Vice	2009	208,461	0	77,362	0	0	22,365	308,188
President and Chief	2008	148,615	0	37,497	138,995	0	18,241	343,348
Operating Officer,
Hotel Operations
Dan R. Jackson (5)	2010	24,231	0	63,000	0	0	2,115	89,346
Executive Vice
President, Chief
Financial Officer
Harry G. Sladich (6)	2010	101,539	0	66,002	0	0	5,445	172,986
Executive Vice
President, Sales and
Marketing
Thomas L. McKeirnan	2010	191,392	0	79,619	0	0	8,316	279,327
Senior Vice President,	2009	207,469	0	76,991	0	0	8,463	292,923
General Counsel and	2008	206,808	0	20,688	52,140	0	7,702	287,338
Corporate Secretary
Anupam Narayan (7)	2010	0	0	0	0	0	1,215,307	1,215,307
Former President and	2009	357,363	0	331,543	0	0	6,051	694,957
Chief Executive	2008	345,715	0	89,550	247,324	0	5,496	688,085
Officer and Director
Anthony F. Dombrowik (8)	2010	144,231	0	66,669	0	0	6,566	217,466
Former Senior Vice President,	2009	173,718	0	72,525	0	0	8,463	254,706
Chief Financial Officer	2008	164,980	0	17,323	43,658	0	7,702	233,663

(1)	Due to the timing of the company’s payroll periods, there were 27 pay dates in 2009 and 25 in 2010.

(2)	Represents the grant date fair value of these stock awards and option awards. See Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding the assumptions underlying the valuation of these equity awards.

(3)	Amounts shown for 2010 include or represent the following discounts accorded the executive officers from contributions otherwise required for participation in our self-insured medical, dental and vision plan: Mr. Eliassen, $0; Mr. Schweitzer, $8,316; Mr. Jackson, $1,500; Mr. Sladich, $5,445; Mr. McKeirnan, $8,316; and Mr. Dombrowik, $6,566. The amounts shown for Mr. Eliassen for 2010 represent the grant date fair value of stock awarded to him as compensation for his services on the Board. The amounts shown for Mr. Schweitzer and Mr. Jackson for 2010 also include $10,035 and $615, respectively, in commuting expenses that we paid on their behalf. The total value of all other perquisites and personal benefits received by each other executive officer in 2010 was less than $10,000.

(4)	Mr. Eliassen became our Interim President and Chief Executive Officer on January 13, 2010 and was appointed President and Chief Executive Officer (removing the interim status) on February 14, 2011.

(5)	Mr. Jackson was hired effective November 2. 2010.

(6)	Mr. Sladich was hired effective May 3, 2010.

(7)	Mr. Narayan’s employment terminated effective January 13, 2010. The compensation shown for him for 2010 represents cash severance payments of $727,693; a non-cash charge of $59,200 related to modification of certain of his stock options; a non-cash charge of $407,807 related to acceleration of his restricted stock units; and life, health and insurance benefits having a value of $20,607.

(8)	Mr. Dombrowik’s employment terminated effective October 13, 2010.

2010 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2010.

						All Other
						Stock
						Awards:	Grant
						Number	Date Fair
			Estimated Possible Payouts Under			of Shares	Value of
			Non-Equity Incentive Plan Awards (1)			of Stock	Stock
			Threshold	Target	Maximum	or Units	Awards
Name	Type of Award	Grant Date (2)	($) (3)	($)	($)	(#) (4)	($)

Jon E. Eliassen	Restricted Stock Award	5/19/10				30,423	216,003
George H. Schweitzer	Annual Incentive Award		0	63,000	210,000
	Restricted Stock Award	5/19/10				11,268	80,003
Dan Jackson (5)	Restricted Stock Award	11/15/10		10,356	34,521	8,400	63,000
Harry G. Sladich (5)	Restricted Stock Award	5/19/10		32,955	109,849	9,296	66,002
Thomas L. McKeirnan	Annual Incentive Award		0	62,700	209,000
	Restricted Stock Award	5/19/10				11,214	79,619
Anupam Narayan (6)
Anthony F. Dombrowik (7)	Annual Incentive Award		0	52,500	175,000
	Restricted Stock Award	5/19/10				9,390	66,669

(1)	These represent the “Threshold”, “Target” and “Maximum” award payouts that were available for the 2010 performance period under our Executive Officers Variable Pay Plan (the “VPP”). This plan is further discussed under the caption “VPP and Other Annual Cash Awards” in Compensation Discussion and Analysis. Had there been actual award payouts, they would have been reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The closing market price of our common stock on May 19, 2010 was $7.10. It was $7.50 on November 15, 2010.

(3)	Potential award payouts for 2010 under the VPP were based on multiple company performance goals, so we did not consider the VPP to have any “Threshold” award level.

(4)	These awards are restricted stock units awarded under our 2006 Stock Incentive Plan. All of Mr. Jackson’s units will vest on November 15, 2011, subject to continuous service with us or one of our affiliates. All of the other units will vest in equal installments on the first four anniversaries of the grant date, subject to continuous service with us or one of our affiliates. When restricted stock units vest, we will issue one share of our common stock for each unit that vests as soon as is administratively practicable.

(5)	Messrs. Jackson and Sladich became executive officers of the company on November 2, 2010 and May 3, 2010, respectively. Their potential award payouts under the VPP have been prorated to reflect their respective partial years of service in 2010.

(6)	Mr. Narayan’s employment terminated effective January 13, 2010 and received no plan-based awards in 2010..

(7)	Mr. Dombrowik’s employment terminated effective October 15, 2010.

2010 Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2010.

	Option Awards(1)				Stock Awards(1)
	Number						Market
	of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($) (2)

Jon E. Eliassen					30,423	(3)	242,776
George H. Schweitzer	22,500	22,500 (4)	8.80	4/1/18
					2,131	(5)	17,005
					12,849	(6)	102,535
					11,268	(3)	89,919
Dan Jackson					8,400	(7)	67,032
Harry G. Sladich					9,296	(3)	74,183
Thomas L. McKeirnan	10,451	0	5.98	7/1/13
	25,000	0	5.10	11/19/14
	7,500	0	7.46	11/10/15
	11,447	0	12.21	11/21/16
	9,761	3,253 (8)	13.00	5/17/17
	11,000	11,000 (9)	8.74	5/22/18
					366	(10)	2,921
					1,196	(11)	9,544
					12,787	(6)	102,040
					11,214	(3)	89,488
Anupam Narayan (12)
Anthony F. Dombrowik (13)	6,511		12.21	11/21/16
	6,936		13.00	5/17/17
	9,211		8.74	5/22/18

(1)	The vesting of unvested options and restricted stock units is subject to continuous service with us or one of our affiliates through the respective scheduled dates of vesting disclosed in the footnotes to this table. Under certain circumstances, these vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements.

(2)	The value of these restricted stock units is calculated by multiplying the number of unvested units by $7.98, the closing market price of our common stock on December 31, 2010.

(3)	Each of these restricted stock unit awards will vest in four equal installments on May 19, 2011 and the next three anniversaries of that date.

(4)	This option vested as to 11,250 shares on April 1, 2011 and will vest as to the remaining shares on April 1, 2012.

(5)	This restricted stock unit award will vest as to 1,065 shares on April 1, 2011 and will vest as to the remaining shares on April 1, 2012.

(6)	Each of these restricted stock unit awards will vest in three equal installments on May 21, 2011 and the next two anniversaries of that date.

(7)	This restricted stock unit award will vest in full on November 15, 2011.

(8)	This option will vest as to the remaining shares on May 17, 2011.

(9)	This option will vest as to the remaining shares in two equal installments on May 22, 2011 and May 22, 2012.

(10)	This restricted stock unit award will vest on May 17, 2011.

(11)	This restricted stock unit award will vest in two equal installments on May 22, 2011 and May 22, 2012.

(12)	Mr. Narayan’s employment terminated effective January 13, 2010. He had no equity awards at December 31, 2010.

(13)	Mr. Dombrowik’s employment terminated effective October 15, 2010. All of the option awards shown in the above table expired unexercised in accordance with their terms.

2010 Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($) (1)

Jon E. Eliassen	0	0	0	0
George H. Schweitzer	0	0	5,347	36,368
Thomas L. McKeirnan	0	0	5,552	37,696
Dan Jackson	0	0	0	0
Harry G. Sladich	0	0	0	0
Anupam Narayan (2)	80,000	162,187	84,433	407,811
Anthony F. Dombrowik (3)	15,025	22,486	4,775	32,115

(1)	All of these stock awards were restricted stock units. The value of the shares of common stock acquired upon vesting of these units is calculated by multiplying the number of shares by the closing market price of our common stock on the date the units vested.

(2)	Mr. Narayan’s employment terminated effective January 13, 2010.

(3)	Mr. Dombrowik’s employment terminated effective October 15, 2010.

Employment Agreements; Severance and Change of Control Arrangements

President and Chief Executive Officer

On January 13, 2010, Jon E. Eliassen was appointed to serve as our interim President and Chief Executive Officer. He was appointed President and Chief Executive Officer (removing the interim status) on February 14, 2011. Under an at-will unwritten employment agreement, Mr. Eliassen’s current annual base salary is $330,000. He is also entitled to receive quarterly grants of shares of our common stock worth $7,125. In addition, as soon as reasonably practical after each annual meeting of our shareholders, he will receive a grant of shares of our common stock worth $23,750. Mr. Eliassen is not entitled to any severance upon termination of his employment.

Messrs. Jackson and Sladich

Dan Jackson and Harry G. Sladich are at-will employees whose current annual base salaries are $210,000 and $200,000, respectively. Mr. Jackson is entitled to receive a lump sum severance payment equal to one year of his base salary if his employment is terminated without cause within six months following a change of control of our company.

Messrs. Schweitzer and McKeirnan

We have written employment agreements with George H. Schweitzer and Thomas L. McKeirnan under which their current annual base salaries are $250,000 and $210,000, respectively. The following is a summary of the other material terms of these employment agreements:

•  Term of Agreements; Restrictive Covenants

Each of these executives will serve in his current position through December 31, 2011, unless his agreement terminates earlier in accordance with its terms. Thereafter, the agreement with Mr. McKeirnan automatically renews for additional one-year periods, unless terminated by either party upon 120-days’ notice (a “Non-renewal Notice”) prior to the end of 2011 or any later calendar year. The agreement with Mr. Schweitzer will also automatically renew on December 31, 2011 if a Non-renewal Notice is not given, but it will thereafter terminate automatically on May 31, 2012. Following termination of an agreement for any reason, the executive will generally be prohibited from competing with us for a period of one year or soliciting any of our employees for a period of two years.

•  Annual Bonuses

If an executive officer attains the target performance measures determined under our VPP for a particular year, he must be eligible, subject to any discretion accorded the Compensation Committee under the terms of the VPP to withhold a bonus otherwise payable, to receive a bonus equal to at least 30% percent of his base salary for that year.

No bonuses will be awarded under the VPP for 2010. The maximum bonuses available under the VPP for 2011, measured as a percentage of base salary, are 100% for each of Messrs. Schweitzer and McKeirnan.

•  Severance Arrangements

If we deliver a Non-Renewal Notice to Mr. Schweitzer or McKeirnan or terminate his agreement without cause, or if one of these executives terminates his agreement for good reason within six months following the occurrence of the event that constitutes good reason, then:

•	any stock options held by the executive will immediately vest and be exercisable, except that, in the case of Mr. Schweitzer, this will not apply to any stock option for which the exercise price is more than 10% higher than the closing market price of our common stock on the date of termination;

•	any stock granted to the executive will immediately vest, all restrictions on restricted stock issued to the executive will terminate, and any restricted stock awarded but not yet issued to the executive will be issued;

•	we must provide a lump-sum severance payment equal to cash compensation for the prior year (but not less than his total annual base salary rate), plus the target award amount available under the VPP for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination), plus a continuation of all life, health and insurance benefits for a one-year period; and

•	to the extent that the foregoing severance payments or benefits received by an executive are deemed “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby result in the imposition upon the executive of the excise tax imposed by Section 4999 of the Code, we must pay the executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the executive, after deduction of (i) any excise tax payable on such excess parachute payments and the Gross-Up Payment, and (ii) any federal, state and local income and employment taxes payable on the Gross-Up Payment, is the same as it would have been if such excise tax had not been imposed.

The circumstances that constitute “good reason” entitling an executive to severance benefits following a voluntary termination of employment generally relate to: (i) assignment to the executive of duties materially inconsistent with the executive’s positions and responsibilities as described in the agreement; (ii) the removal of the executive from such positions; (iii) any material continuing breach of the agreement; and/or (iv) a change in our headquarters office location. However, the executive will not have good reason unless the executive gives us written notice that the specified conduct or event has occurred giving rise to his having good reason, and we fail to cure such conduct or event within 30 days after receipt of such notice.

If the employment of Messrs. Schweitzer and McKeirnan had terminated immediately following the end of our fiscal year ended December 31, 2010 under circumstances entitling them to the severance benefits described above, the lump-sum severance payments payable to the executive officers, and the value of the other severance benefits they would have received, would have been as shown in the following table (due to the fact that there would have been no excess parachute payments on the assumed date of termination, no Gross-Up Payments would have been payable with respect to such terminations):

Table of Severance Payments and Benefits

		Accelerated	Accelerated	Life, Health
	Severance	Stock	Restricted	and Insurance
Name	Payment (1)(2)	Options (3)	Stock Units (4)	Benefits (5)	Total (6)

George H. Schweitzer	$210,000	$0	$209,459	$15,307	$434,766
Thomas L. McKeirnan	$209,000	$0	$203,993	$15,307	$428,300

(1)	The severance payment for each of Messrs. Schweitzer and McKeirnan equals his total cash compensation for 2010 (but not less than his total annual base salary rate without taking into account the 5% reduction in salaries that was effective in 2010).

(2)	If the termination of employment entitling an executive officer to a severance payment and other severance benefits occurs other than at the beginning of a fiscal year, the executive officer will receive, in addition to the amount set forth in this column, the target award amount available to him under the VPP for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination). The target award amounts available to the executive officers for 2010 were as follows: Mr. Schweitzer, $63,000; and Mr. McKeirnan, $62,700.

(3)	The acceleration of the stock options would have resulted in no value to the executive officers, because the exercise prices of all of their stock options was greater than $7.98, the closing market price of our common stock on December 31, 2010.

(4)	The value of the accelerated restricted stock units is calculated by multiplying the number of unvested units by $7.98, the closing market price of our common stock on December 31, 2010.

(5)	The value of the continuation of benefits under our self-insured medical, dental and vision plan is estimated based on the average per-employee cost of that plan for various categories of employees in 2010.

(6)	Assumes that no amounts described in footnote 2 to this table are paid in connection with the termination of employment entitling the executive officers to severance payments and other severance benefits.

•  Change of Control Arrangements

If our company undergoes a change of control as defined in the respective employment agreements of Messrs. Schweitzer and McKeirnan, then all of the stock options held by Mr. McKeirnan, and any of the stock options held by Mr. Schweitzer for which the exercise price is not more than 10% higher than the closing market price of our common stock on the date of the change of control, will vest and become exercisable; any stock granted to the executives will immediately vest; all restrictions on restricted stock issued to the executives will terminate; and any restricted stock awarded but not yet issued to the executives will be issued. If a change of control had occurred on December 31, 2010, the value of the acceleration of these equity awards would have been as shown in the above Table of Severance Payments and Benefits.

DIRECTOR COMPENSATION

We pay our Chairman of the Board an annual retainer of $70,000. We also pay or reimburse him for the cost of his office space and provide coverage to him and his domestic partner under our self-insured medical, dental and vision plan. We pay each of our other non-employee directors an annual retainer of $30,000. The chair of the Audit Committee receives an additional annual fee of $20,000. The chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $15,000. Non-chair members of these committees receive an additional $5,000 annual fee for each committee on which they serve.

All director fees are payable in advance in equal quarterly installments and are currently paid via shares of our common stock based on the closing market price on the regularly scheduled quarterly payment date.

In addition to annual fees, each non-employee director is entitled to receive, at or following each annual meeting of shareholders, a grant of our common stock valued at $25,000.

In line with our operating strategy, and as with all salaried employees including senior management, the directors have accepted since the second quarter of 2009 a 5% reduction in the amount of the fees and stock grants described above.

In addition to the annual fees and stock grants, it is our policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.

2010 Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2010:

	Fees Earned	Fees Earned	Stock	All Other
	or Paid in	or Paid in	Awards	Compensation		Total
Name	Cash ($)	Stock ($)	($) (1)	($)		($)

Donald K. Barbieri	0	66,485	23,750	23,339	(2)	113,574
Richard L. Barbieri	0	31,419	23,750	0		55,169
Raymond R. Brandstrom	0	32,044	23,750	0		55,794
Ryland P. Davis	0	48,671	23,750	0		72,421
Melvin L. Keating (3)	0	12,851	19,782	0		32,633
Peter F. Stanton	0	56,990	23,750	0		80,740
Ronald R. Taylor	0	52,232	23,750	0		75,982

(1)	The amounts shown in this column represent the grant date fair value of these stock awards. We recognized the full value of these awards as compensation expense in 2010 for financial reporting purposes.

(2)	Represents $13,200 that we paid or reimbursed Mr. Barbieri for the cost of his office space during 2010 plus $10,139 as the estimated value of coverage under our self-insured medical, dental and vision plan.

(3)	Mr. Keating became a director on July 19, 2010.

REPORT OF THE AUDIT COMMITTEE3

The Audit Committee oversees our company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management.

The committee discussed with BDO USA, LLP the matters required to be discussed by the Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The committee also received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the committee concerning independence, and has discussed with BDO USA, LLP the committee’s independence.

3 The material in this report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for 2011.

Respectfully submitted,

Audit Committee of the Board of Directors

Peter F. Stanton, Chairman
Raymond R. Brandstrom
Ryland P. Davis
Ronald R. Taylor

March 29, 2011

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid

BDO USA, LLP billed our company the amounts shown in the table below for professional services performed during 2009 and 2010:

Services Rendered	2009	2010

Audit Fees (1)	$526,000	$526,000
Audit-Related Fees (2)	106,000	111,000

Total Audit and Audit-Related Fees	632,000	637,000
Tax Fees (3)	173,006	125,885
All Other Fees (4)	—	—

Total Fees	$805,006	$762,885

(1)	The audit fees covered the annual audit of our financial statements, Sarbanes-Oxley compliance work and quarterly reviews.

(2)	The audit-related fees covered audit and attest services for entities we consolidate that are required by agreement but not by statute or a regulatory body, as well as the audit of certain hotel properties. They also covered the audit of our employee benefit plan. The audit related fees for 2010 also covered review of an SEC comment letter.

(3)	The tax fees covered tax returns, year-end tax planning and tax advice. They also covered a cost segregation study in 2009.

(4)	BDO USA, LLP did not bill us for any other professional services rendered during 2009 or 2010, and it did not provide our company during either of those years any professional services described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, setting compensation and overseeing the work of our independent registered public accounting firm. The committee has adopted a policy that requires advance approval of audit, audit-related, tax, and other services (“audit and non-audit services”) performed by the independent registered public accounting firm.

The committee has delegated to its chairman authority to approve permitted services provided that the chairman reports any decisions to the committee at its next regularly scheduled meeting. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the committee or chairman is requested. The committee or chairman reviews these requests and advises management if the engagement services of the independent registered public accounting firm are approved. On a periodic basis, management reports to the committee actual spending for audit and non-audit services compared to approved amounts.

Auditor Independence

The Audit Committee has considered whether and determined that the other professional services provided by BDO USA, LLP are compatible with maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Statement of Policy with respect to Related Party Transactions, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board, or in certain cases the full Board, approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to the following related parties:

•	our directors;

•	any of our executive or other officers who are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission;

•	any person who is the beneficial owner of more than 5% of our common stock;

•	any immediate family member, as defined in the policy, of any of the foregoing persons; and

•	any entity that is owned or controlled in substantial part by any of the foregoing persons.

“Related party transaction” is defined in the policy as a transaction between us and any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved:

•	any compensation paid to a related party that has been approved by the Compensation Committee;

•	any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000 or two percent of the charitable organization’s total annual receipts;

•	any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends);

•	any transaction where the related party’s interest arises solely from participation in an employee benefit plan maintained by us for the general benefit of all of our employees; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Transactions with Related Parties

Information is set forth below regarding certain related party transactions that occurred during 2010 or that are anticipated to occur during or following 2011. All of such transactions were reviewed and approved or ratified in accordance with our Statement of Policy with respect to Related Party Transactions.

Goodale & Barbieri Company

Goodale & Barbieri Company (“G&B”) was previously a wholly owned subsidiary of ours through which we conducted the management, leasing, brokerage and development portion of our former real estate division. In 2006, Thomas M. Barbieri, the brother of Donald K. Barbieri and Richard L. Barbieri, and another individual acquired G&B from us in a transaction approved by independent directors.

During 2010 we paid G&B approximately $36,000 for management of the Kalispell Center and $34,000 for the management, leasing and development of certain other properties. In addition, we paid G&B approximately $62,000 in connection with a successful appeal of the assessed value of the Kalispell Center. We expect to pay G&B additional similar fees in the future. We believe that Thomas M. Barbieri owns 90% of G&B, so that the approximated dollar value of his interest in all of these transactions between G&B and us would be 90% of the respective total amounts disclosed.

David Barbieri

David Barbieri serves as our Senior Vice President, Information Technology. He has been with our company since 1996. He was previously a Manufacturing Engineer at Exabyte Corporation in Boulder, Colorado from 1993 to 1996 after graduating from the University of Colorado with a degree in Mechanical Engineering. He is the son of Donald K. Barbieri. The aggregate amount of salary and bonus that we paid David Barbieri for 2010 was $135,236. His 2011 base salary is $130,468 and his target bonus opportunity for 2011 is 30% of this salary.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders to be considered for inclusion in the proxy statement and proxy for our 2012 Annual Meeting of Shareholders must be received by us on or prior to December 16, 2011.

A shareholder of record, who intends to submit a proposal at the 2012 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy statement or proxy, or who intends to submit one or more nominations for directors at the meeting, must provide us prior written notice. Written notice of any such proposal or nominations should be addressed to our Secretary and received at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201 not later than December 16, 2011. The written notice must satisfy certain requirements specified in our By-Laws, which are included in the excerpt from the By-Laws attached as Appendix D to this proxy statement. A complete copy of our By-Laws will be sent to any shareholder upon written request to our Secretary.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy of such Annual Report may obtain one without charge by writing or calling our Secretary, 201 West North River Drive, Suite 100, Spokane, Washington 99201 ((509) 459-6100).

By Order of the Board of Directors

Thomas L. McKeirnan
Secretary
Spokane, Washington

April 15, 2011

APPENDIX A
PROPOSED AMENDMENTS TO ARTICLES OF INCORPORATION
[text struck out is to be deleted; text in bold face is to be added]

TWELFTH:  The number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the number be less than ~~3 nor more than 13. The directors shall be classified with respect to the time for which they severally hold office into classes, as nearly equal in number as possible (but with not less than one director in each class), as determined by the Board of Directors, one class to be elected for a term expiring at the first~~ three nor more than 13. At the 2011 annual meeting of shareholders ~~to be held after its election, another class to be elected for a term expiring at the second annual meeting of shareholders to be held after its election, and another class to be elected for a term expiring at the third annual meeting of shareholders to be held after its election, with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders, the successors of the members of the class of directors~~ , the successor of each director whose term expires at that meeting shall be elected to hold office for a term expiring at the 2012 annual meeting of shareholders, or until such director’s successor is elected and qualified. At the 2012 annual meeting of shareholders, the successor of each director whose term expires at that meeting shall be elected to hold office for a term expiring at the 2013 annual meeting of shareholders, or until such director’s successor is elected and qualified. Each director elected by the shareholders at and after the 2013 annual meeting of shareholders ~~held in the third year following the year of their election.~~ shall hold office for a term expiring at the next annual meeting of shareholders, or until such director’s successor is elected and qualified. Except as otherwise provided in these Articles of Incorporation, any newly created ~~directorships~~ directorship resulting from any ~~increases~~ increase in the number of directors and any ~~vacancies~~vacancy on the Board of Directors resulting from death, resignation, ~~disqualification,~~ removal or other cause ~~shall~~ may be filled by the affirmative vote of a majority of the ~~remaining~~directors then in office, even if such majority is less than a quorum of the Board of Directors, and the person appointed thereto shall ~~serve~~ hold office until the next annual meeting of shareholders, ~~at which annual meeting the term of the position filled by vote of the directors shall expire and the newly created position or vacancy shall be filled by election of the shareholders for a term corresponding to that of the vacancy being filled or of the newly created position~~ or until such director’s successor is elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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APPENDIX B
AMENDMENTS TO SECTIONS 3.2 AND 3.9 OF BY-LAWS
[text struck out is to be deleted; text in bold face is to be added]

Section 3.2  Number; ~~Board of Directors Divided in Classes~~Terms.  The number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the number be less than ~~3 nor more than 13. The directors shall be classified with respect to the time for which they severally hold office into classes, as nearly equal in number as possible (but with not less than one director in each class), as determined by the Board of Directors, one class to be elected for a term expiring at the first annual meeting of shareholders to be held after its election, another class to be elected for a term expiring at the second annual of shareholders to be held after its election, and another class to be elected for a term expiring at the third annual meeting of shareholders to be held after its election, with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders, the successors of the members of the class of directors~~ three nor more than 13. At the 2011 annual meeting of shareholders, the successor of each director whose term expires at that meeting shall be elected to hold office for a term expiring at the ~~annual meeting of shareholders held in the third year following the year of their election.~~ 2012 annual meeting of shareholders, or until such director’s successor is elected and qualified. At the 2012 annual meeting of shareholders, the successor of each director whose term expires at that meeting shall be elected to hold office for a term expiring at the 2013 annual meeting of shareholders, or until such director’s successor is elected and qualified. Each director elected by the shareholders at and after the 2013 annual meeting of shareholders shall hold office for a term expiring at the next annual meeting of shareholders, or until such director’s successor is elected and qualified.

Section 3.9  Vacancies.  Except as otherwise provided in these By-Laws, any newly created ~~directorships~~directorship resulting from any ~~increases~~ increase in the number of directors and any~~vacancies~~ vacancy on the Board of Directors resulting from death, resignation,~~disqualification,~~ removal or other cause ~~shall~~ may be filled by the affirmative vote of a majority of the ~~remaining~~ directors then in office, even if such majority is less than a quorum of the Board of Directors, ~~or by a sole remaining director. The term of office of any director so elected by the directors to fill a vacancy resulting from an increase in the number of directors or otherwise shall expire at the next meeting of shareholders at which directors are elected. The term of office of any director elected by the shareholders to succeed a director elected by the other directors (or to fill a vacancy on the Board of Directors which had not been filled by the vote of such other directors) shall expire at the~~ and the person appointed thereto shall hold office until the next annual meeting of shareholders ~~at which the term of the class of which~~, or until such director ~~is a member shall expire.~~’s successor is elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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APPENDIX C
Corporate Governance Guidelines Regarding Director Qualifications

Director Qualification Standards

1. The Nominating and Corporate Governance Committee is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at our company’s annual meeting of shareholders.

2. In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of our company.

3. Independent Directors must comprise a majority of the Board.

4. A director will not be an “Independent Director” if any of the following situations set forth in the following categories apply:

(a) the director has been an employee of our company, or any of its consolidated subsidiaries, during the last three years, or the director has an Immediate Family Member who is, or who has been during the last 3 years, an executive officer of our company;

(b) the director or the director’s Immediate Family Member has received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;

(c) (i) the director is a current partner or employee of a firm that is our company’s independent auditor, (ii) the director has an immediate Family Member who is a current partner of such a firm, (iii) the director has an Immediate Family Member who is a current employee of such a firm and personally works on our company’s audit, or (iv) the director or an Immediate Family Member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;

(d) the director or the director’s Immediate Family Member is, or during the last three years, has been, part of an interlocking directorate in which a current executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employed the director (or any of his or her Immediate Family Members) as an executive officer;

(e) the director is a current employee, or the director’s Immediate Family member is a current executive officer of a company that makes payments to, or receives payments (exclusive of charitable contributions that the Company discloses on its website or in its annual proxy statement) from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company;

(f) the director has a material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company, or any of its consolidated subsidiaries. For this purpose, “material relationship” is defined as one in which the person, or an entity of which the director (or the director’s Immediate Family Member) is an employee, makes payments to, or receives payments from, our company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other entity’s consolidated gross revenues.

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5. In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a) A member of the Audit Committee may not receive consulting, advisory or other compensatory fees from our company, or any of its consolidated subsidiaries, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board (compensatory fees do not include the receipt of fixed amounts under a retirement plan (including deferred compensation) for prior service with our company or any of its consolidated subsidiaries, provided that such compensation is not contingent in any way on continued service).

(b) No member of the Audit Committee may be an “affiliated person” of our company, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6. The number of boards on which a director may sit may be reviewed on a case-by-case basis by the Board.

7. The Board has not established term limits for directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing our company to lose the contributions of directors who have been able to develop, over a period of time, increasing insight into our company and its operations, thereby increasing their contributions to our company. However, in order to promote both continuity and turnover, and to further the expectation that Board members will be very actively involved in both the affairs of our company and the communities which our company serves, the Board will normally not nominate a person who would be serving on the Board after the age of 75.

8. Each director shall be obligated to notify the Chairman of the Board of our company promptly upon learning of any fact which causes such director not to be considered an Independent Director, as set forth in paragraph 4 above, or if any entity of which such director is an officer or director becomes a competitor of our company. The Nominating and Corporate Governance Committee shall review the situation and make a prompt recommendation to the Board.

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APPENDIX D
Provisions of By-Laws Regarding Director Nominations

Section 3.3 Nominations and Qualifications of Directors.

(1) Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (i) by, or at the direction of, the Board of Directors or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 3.3.

(2) If a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, the shareholder must have given timely notice thereof to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the Principal Office (i) not less than one hundred twenty (120) days prior to the first anniversary of the date that the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; (ii) a reasonable time before the Corporation begins to print and mail its proxy materials if the date of this year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or (iii) not more than seven (7) days following the delivery to shareholders of the notice of annual meeting with respect to the current year’s annual meeting, if the Corporation did not release a proxy statement to shareholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

(3) A shareholder’s notice to the Secretary under Section 3.3(2) shall set forth, as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by such person and (iv) if the Corporation at such time has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by Schedule 14A of Regulation 14A, and any other information that the shareholder would be required to file with the Securities and Exchange Commission in connection with the shareholder’s nomination of such person as a candidate for director or the shareholder’s opposition to any candidate for director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a shareholder’s notice to the Secretary under Section 3.3(2) shall (A) set forth (i) the name and address, as they appear on the Corporation’s books, of the shareholder and of any other shareholders that the shareholder knows or anticipates will support any candidate or candidates nominated by the shareholder and (ii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by the shareholder and by any such other shareholders and (B) be accompanied by a statement in the form of a record, executed and acknowledged by each candidate nominated by the shareholder, that the candidate agrees to be so nominated and to serve as a director of the Corporation if elected at the annual meeting.

(4) The Board of Directors, or a designated committee thereof, may reject any shareholder’s nomination of one or more candidates for election as directors if the nomination is not made pursuant to a shareholder’s notice timely given in accordance with the terms of Section 3.3(2). If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder’s notice does not satisfy the requirements of Section 3.3(3) in any material respect, the Secretary of the Corporation shall notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of Section 3.3(3) in any material respect, then the Board of Directors or such committee may reject the shareholder’s notice.

(5) Notwithstanding the procedures set forth in Section 3.3(4), if a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the shareholder has complied with the procedures set forth in this Section 3.3 in connection with such nomination, then the chairman of the annual meeting shall determine and

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declare at the annual meeting whether the shareholder has so complied. If the chairman determines that the shareholder has so complied, then the chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the chairman determines that the shareholder has not so complied, then, unless the chairman, in his or her sole and absolute discretion, determines to waive such compliance, the chairman shall state that the shareholder has not so complied and the defective nomination shall be disregarded.

(6) All directors of the Corporation shall be at least twenty-one years of age. Directors need not be shareholders or residents of the State of Washington. At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.

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PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign and date your proxy card and mail it in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2011: The Notice of Meeting, proxy statement, proxy card and 2010 Annual Report are available at http://investor.shareholder.com/rlhcorp/annuals.cfm.

COMPANY NUMBER	
ACCOUNT NUMBER	

↓Please detach along perforated line and mail in the envelope provided↓ IF you are not voting via telephone of the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR ☐ AGAINST ☐ ABSTAIN ☐

2. To elect three individuals to the Board of Directors:

NOMINEES:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

○ RICHARD L. BARBIERI

○ JON E. ELIASSEN

○ MELVIN L. KEATING

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold votes from, as shown here: ●

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

5. APPROVAL, ON AN ADVISORY BASIS, OF FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED:

- **"FOR"** PROPOSALS 1, 3 AND 4
- **"FOR"** THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 2
- **"ONE YEAR"** ON PROPOSAL 5
- IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote **"FOR"** Proposals 1, 3 and 4, **"FOR ALL NOMINEES"** listed in Proposal 2, and **"ONE YEAR"** on Proposal 5.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space to the right. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

May 19, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2011: The Notice of Meeting, proxy statement, proxy card and 2010 Annual Report are available at http://investor.shareholder.com/rlhcorp/annuals.cfm.

Please sign and date your proxy card and mail it in the envelope provided as soon as possible.

↓Please detach along perforated line and mail in the envelope provided.↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR ☐ AGAINST ☐ ABSTAIN ☐

2. To elect three individuals to the Board of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ RICHARD L. BARBIERI

○ JON E. ELIASSEN

○ MELVIN L. KEATING

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold votes from, as shown here: ●

FOR ☐ AGAINST ☐ ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space to the right. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

5. APPROVAL, ON AN ADVISORY BASIS, OF FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED:

- **"FOR"** PROPOSALS 1, 3 AND 4
- **"FOR"** THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 2
- **"ONE YEAR"** ON PROPOSAL 5
- IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote **"FOR"** Proposals 1, 3 and 4, **"FOR ALL NOMINEES"** listed in Proposal 2, and **"ONE YEAR"** on Proposal 5.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

Signature of Shareholder ________ Date: ______ Signature of Shareholder ________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.